EXHIBIT 99.1

Norwegian Cruise Line Reports Financial Results for the First Quarter 2014

Announces $500 Million Share Repurchase Program

Revenue Improvement of 26% Driven by New Capacity and Higher Net Yield

Strong Growth in Adjusted EPS

MIAMI, April 29, 2014 (GLOBE NEWSWIRE) -- Norwegian Cruise Line (Nasdaq:NCLH) (Norwegian Cruise Line Holdings Ltd., NCL Corporation Ltd., "Norwegian" or "the Company"), today reported results for the quarter ended March 31, 2014, and provided guidance for the second quarter and full year 2014. The Company also announced that its Board of Directors today has authorized a three-year, $500 million share repurchase program.

First Quarter Highlights

  Adjusted EPS improvement to $0.23 from $0.06 in 2013
  Net Yield increase of 3.8% (3.9% on a Constant Currency basis)
  Revenue increase of 25.9% to $664.0 million
  Adjusted EBITDA increase of 39.6% to $139.3 million; 200 basis point margin improvement
  Successful introduction of Norwegian Getaway to the fleet

First Quarter Results

"Our strong results in the quarter include an almost four-fold increase in earnings on an adjusted basis," said Kevin Sheehan, President and Chief Executive Officer of Norwegian Cruise Line. "With both Breakaway class ships now in our fleet, it is easy to appreciate the impact of their impressive earnings power, which includes commanding double-digit premiums over other Norwegian ships in the same itinerary," continued Sheehan.

For the first quarter of 2014, the Company reported an increase in Adjusted EPS to $0.23 on Adjusted Net Income of $49.6 million compared to $0.06 and $12.9 million, respectively for the same period in 2013. On a GAAP basis, diluted earnings per share and net income were $0.24 and $51.3 million, respectively.

Net Revenue in the period increased 27.8% to $499.3 million, driven by a 23.2% increase in Capacity Days and a 3.8% improvement in Net Yield. The increase in Capacity Days was primarily from the addition of Norwegian Breakaway and Norwegian Getaway to the fleet in May 2013 and January 2014, respectively. The Net Yield improvement of 3.8%, or 3.9% on a Constant Currency basis, was a result of higher passenger ticket and onboard and other revenue. Revenue for the period increased to $664.0 million from $527.6 million in 2013.

Adjusted Net Cruise Cost excluding Fuel per Capacity Day increased 3.7% (3.4% on a Constant Currency basis) mainly due to inaugural and launch-related costs for Norwegian Getaway along with incremental expenses for the planned dry-dock of Norwegian Spirit. The Company's fuel price per metric ton, net of hedges, was $643 compared to $673 in 2013. Fuel consumption per Capacity Day in the quarter decreased 6.8% which excludes an additional benefit of 0.7% from dockside charters for vessels used as floating hotels.

Interest expense, net for the quarter was $31.2 million compared to $127.7 million in 2013. Interest expense, net in 2013 included $90.5 million in charges related to the prepayment of certain credit facilities and the redemption of certain of the Company's senior notes with proceeds from both the Company's initial public offering and other transactions. Excluding these charges, Adjusted Interest Expense, net was $37.2 million in 2013. The year-over-year reduction in interest expense is due to lower interest rates in the period resulting from the Company's capital structure optimization initiatives carried out in 2013 which more than offset the impact from higher debt balances related to the financing for Norwegian Breakaway and Getaway.

The Company recorded an income tax benefit of $9.4 million compared to an expense of $2.2 million in the prior year. The income tax benefit in 2014 is primarily related to the election of an alternative, acceptable tax methodology in connection with the change in the Company's corporate entity structure completed in 2013. This election resulted in a $6.7 million non-recurring benefit which has been excluded from Adjusted Net Income and Adjusted EPS.

2014 Guidance and Sensitivities

In addition to the results for the first quarter, the Company also provided the following guidance for the second quarter and the full year 2014, along with accompanying sensitivities.

"Our young modern fleet, including our earnings-rich newbuilds, coupled with our strategy of consistent deployment, particularly our commitment to the European market, allow us to reiterate our full year adjusted EPS guidance, which translates into 60% earnings growth," said Sheehan.

(In thousands except per share data)	Second Quarter 2014		Full Year 2014
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	3.0 to 3.5%	3.0 to 3.5%	3.0 to 3.5%	3.0 to 3.5%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (1)	(2.0) to (3.0)%	(2.0) to (3.0)%	(1.0) to (2.0)%	(1.0) to (2.0)%
Adjusted EPS	$0.55 to $0.60		$2.20 to $2.35
Depreciation and amortization	$60 to $64 million		$245 to $255 million
Interest Expense, net	$32 to $36 million		$130 to $135 million
Effect on Adjusted EPS of a 1% change in Net Yield (2)	$0.03		$0.09

(1) Q2 includes a Dry-Dock; full year includes three Dry-Docks
(2) Based on midpoint of guidance

The following reflects the Company's expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Second Quarter 2014	Full Year 2014
Fuel consumption in metric tons	128,000	510,000
Fuel price per metric ton, net of hedges	$660	$665
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.04

As of March 31, 2014, the Company had hedged approximately 66%, 53%, and 26% of its remaining 2014, 2015 and 2016 projected metric tons of fuel purchases, respectively.

Future capital commitments consist of contracted commitments, including future expected capital expenditures for business enhancements and ship construction contracts. As of March 31, 2014 anticipated capital expenditures together with amounts for ship construction and related export credit financing were as follows (in thousands, based on the euro/U.S. dollar exchange rate as of March 31, 2014):

	Remaining Quarters	Full Year
	2014	2014	2015	2016
Ship construction	$ 86,788	$ 802,722	$ 979,641	$117,361
Ship financing	(46,156)	(706,586)	(775,097)	(46,156)
Ship construction net of financing	$ 40,632	$ 96,136	$ 204,544	$ 71,205
Business Enhancement Capital Expenditures, including ROI Capital Expenditures (1) (2) (3)	$ 73,000	$ 98,000	$ 83,000	$ 90,000
Incremental ROI Capital Expenditures for exhaust gas scrubbers	$ 27,000	$ 27,000	$ 27,000	$ 10,000

(1) Remaining Quarters and Full Year 2014 includes $37 million and $43 million in ROI Capital Expenditures, respectively.
(2) Remaining Quarters and Full Year 2014, 2015 and 2016 exclude amounts for exhaust gas scrubbers.
(3) Remaining Quarters and Full Year 2014 and 2015 include investment for development of the Company's future cruise destination in Belize.

$500 Million Share Repurchase Program

The Company announced today the authorization by its Board of Directors of a three-year, $500 million share repurchase program. The Company may repurchase its ordinary shares from time to time, in amounts, at prices and at such times as it deems appropriate, subject to market conditions and other considerations. Norwegian may make repurchases in the open market, in privately negotiated transactions, in accelerated repurchase programs or in structured share repurchase programs, and any repurchases may be made pursuant to Rule 10b5-1 plans. The program will be conducted in compliance with applicable legal requirements and will be subject to market conditions and other factors.

 "Our focus at Norwegian is to drive shareholder value by strengthening our product proposition, honing our strategy of driving demand and increasing returns through our disciplined newbuild and fleet enhancement programs. This share repurchase program complements these initiatives by allowing us to be flexible and opportunistic to repurchase shares at attractive levels," said Sheehan.

The program does not obligate Norwegian to acquire any particular amount of ordinary shares and the program may be modified or suspended at any time at Norwegian's discretion. As of March 31, 2014 the Company had approximately 205 million ordinary shares outstanding.

Company Updates and Other Highlights

The Company carried out two successful dockside charters which showcased the brand, provided valuable exposure and introduced new potential guests to Norwegian's product offering. In January, Norwegian Getaway played host to the Bud Light Hotel during Super Bowl 48 in New York. The event received over one billion impressions and was one of the hubs of activity during the festivities leading up to the game. In February, Norwegian Jade served as a dockside hotel for guests attending the Olympics in Sochi, Russia. "The Bud Light Hotel and Sochi charters are just the latest examples of our strategy to develop new and innovative ways to show off our incredible ships and incomparable service to guests who may not have considered a cruise vacation."

The Company made several announcements in the quarter regarding its latest newbuild, Norwegian Escape, which is currently under construction at the Meyer Werft shipyard in Germany for delivery in the fall of 2015. On March 20, the first steel was cut at the yard, marking the ceremonial beginning of construction of the 4,200 berth ship. The Company also unveiled renderings for the ship's varied accommodations, including the latest rendition of the Company's signature ship-within-a-ship complex, The Haven by Norwegian®. The artist and design for the Norwegian Escape's hull art was also announced during the quarter. The Company has commissioned famed marine wildlife artist and conservationist Guy Harvey to create a signature work that, at 1,065 feet, will be his largest piece to date. The design, which runs from the bow to stern, features scenes of undersea and aerial wildlife. The Company also announced support for the Guy Harvey Ocean Foundation, an organization which funds marine-related scientific research and educational programs.

Regarding deployment, the Company announced that for the 2015/2016 season, Norwegian Epic, currently the Company's largest ship, will trade her seasonal winter Caribbean itinerary for a year-round deployment out of Barcelona, further demonstrating the Company's commitment to the European market. Following Norwegian Epic's exit from the Caribbean, Norwegian Escape will arrive to Miami in November 2015, offering 7-day Eastern Caribbean itineraries. Norwegian Getaway will continue her year-round deployment from Miami, sailing 7-day Western Caribbean itineraries. Other highlights from the Company's winter 2015/2016 deployment announcement include a return to sailings in South America on Norwegian Sun and the deployment of Norwegian Jewel to sail seasonal Mexican Riviera voyages from Los Angeles.   Said Sheehan, "This deployment not only demonstrates our commitment to providing a consistent offering for our guests and travel partners, but also our ability to exploit the growth of our fleet to return to markets where we had a past presence or expand into new markets. In addition, our growing fleet allows us to deploy some of our most innovative assets to enhance our presence in key markets, as is the case with Norwegian Epic in Europe. Her deployment out of Barcelona will give the U.K. and continental European markets the ability to sail year-round on one of the world's largest and most innovative ships."

The Company also announced plans for the installation of exhaust gas scrubbers on six additional ships to reduce fuel emissions along with the Company's overall carbon footprint. This order is in addition to scrubbers that are almost complete on Pride of America and contracted for installation on the upcoming Norwegian Escape and Bliss. Installation of the scrubbers on the six ships will take place beginning this spring and continuing through 2016.

Conference Call

The Company has scheduled a conference call for Tuesday, April 29, 2014 at 10:00 a.m. EDT to discuss first quarter 2014 results. A link to the live webcast can be found on the Company's Investor Relations website at www.investor.ncl.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line

Norwegian Cruise Line is the innovator in cruise travel with a 47-year history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising which revolutionized the industry by giving guests more freedom and flexibility. Today, Norwegian invites guests to "Cruise Like a Norwegian" on one of 13 purpose-built Freestyle Cruising ships, providing guests the opportunity to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea. Recently, the line was named "Europe's Leading Cruise Line" for the sixth consecutive year, as well as "Caribbean's Leading Cruise Line" and "World's Leading Large Ship Cruise Line" by the World Travel Awards.

The Company recently took delivery of its most innovative ship to date, the 4,000-passenger Norwegian Getaway on January 10, 2014. The largest ship to homeport year-round in Miami, Norwegian Getaway boasts 28 dining options, including seafood restaurant Ocean Blue by famed New York Iron Chef Geoffrey Zakarian and a branch of Carlo's Bake Shop by Buddy Valastro, star of the TLC series "Cake Boss." The entertainment lineup includes Broadway shows Legally Blonde and Burn the Floor and a unique magical theatrical experience, the Illusionarium. Norwegian Getaway's sister ship, Norwegian Breakaway, was named "Best New Ship of 2013" by the editors of Cruise Critic and "Best Rookie Cruise Ship" by the readers of Travel Weekly.  Known as New York's ship, Norwegian Breakaway is the largest vessel to homeport year-round in the city.

The Company has two 4,200-passenger vessels on order at Meyer Werft: Norwegian Escape with delivery scheduled in the fall of 2015; and Norwegian Bliss with delivery in the winter of 2017.

Norwegian Cruise Line is the official cruise line of the Miami Dolphins/Sun Life Stadium, The New York Knicks, Blue Man Group and Legends in Concert; and the official cruise line partner of The GRAMMY Awards and is an official partner of the Rockettes and Radio City Music Hall.

High resolution, downloadable images are available at www.ncl.com/pressroom. For further information on Norwegian Cruise Line, visit www.ncl.com, follow us on Facebook, Twitter, and Instagram @Norwegiancruiseline, Pin us on Pinterest, watch us on YouTube, or contact us in the U.S. and Canada at 888-NCL-CRUISE (625-2784).

Terminology

Adjusted EBITDA. EBITDA adjusted for other income and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of dilutive weighted-average shares.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Interest Expense, net. Interest expense, net adjusted for supplemental adjustments.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost excluding fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income (loss) adjusted for supplemental adjustments.

Berths. Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

Business Enhancement Capital Expenditures. Capital expenditures other than those related to new ship construction and ROI Capital Expenditures.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, depreciation and amortization.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Initial Public Offering (or "IPO"). The initial public offering of 27,058,824 ordinary shares, par value $.001 per share, of NCLH, which was consummated on January 24, 2013.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt-to-Capital. Total debt less cash and cash equivalents ("Net Debt") divided by Net Debt plus shareholders' equity.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

ROI Capital Expenditures. Comprised of project-based capital expenditures which have a quantified return on investment.

Secondary Offering. Public offering in March 2014 resulting in the sale of 15,000,000 ordinary shares of NCLH by the Selling Shareholders.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel and Adjusted EBITDA to enable us to analyze our performance. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of North America, a portion of our revenue and expenses are denominated in foreign currencies, particularly euro and British Pound sterling, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining the Company's performance as it reflects certain operating drivers of the Company's business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are supplemental financial measures used to demonstrate GAAP net income and EPS excluding certain charges. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance, and we believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparison to our historical performance. These charges vary from period to period; thus, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to items in our consolidated financial statements below.

Note on Forward-Looking Statements

This release may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar expressions may identify forward-looking statements, which are not historical in nature. These forward-looking statements reflect Norwegian's current expectations, and are subject to a number of risks, uncertainties, and assumptions. Among the important risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the adverse impact of general economic conditions and related factors such as high levels of unemployment and underemployment, fuel price increases, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; changes in cruise capacity, as well as capacity changes in the overall vacation industry; intense competition from other cruise companies as well as non-cruise vacation alternatives which could affect our ability to compete effectively; negative publicity surrounding the cruise industry; changes in fuel prices and/or other cruise operating costs; the risks associated with operating internationally, including changes in interest rates and/or foreign currency rates; the continued borrowing availability under our credit facilities and compliance with our financial covenants; our substantial indebtedness, including the inability to generate the necessary amount of cash to service our existing debt, and to repay our credit facilities; our ability to incur significantly more debt despite our substantial existing indebtedness; the impact of volatility and disruptions in the global credit and financial markets which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; adverse events impacting the security of travel such as terrorist acts, acts of piracy, armed conflict and other international events; the impact of any future changes relating to how external distribution channels sell and market our cruises; the impact of any future increases in the price of, or major changes or reduction in, commercial airline services; the impact of delays, costs and other factors resulting from emergency ship repairs as well as scheduled repairs, maintenance and refurbishment of our ships; the delivery schedules and estimated costs of new ships on terms that are favorable or consistent with our expectations; the impact of problems encountered at shipyards, as well as, any potential claim, impairment loss, cancellation or breach of contract in connection with our contracts with shipyards; the impact of the spread of epidemics and viral outbreaks; the uncertain political environment in countries where we operate; the impact of weather and natural disasters; accidents and other incidents affecting the health, safety, security and vacation satisfaction of guests or causing damage to ships, which could cause the modification of itineraries or cancellation of a cruise or series of cruises; the impact of pending or threatened litigation and investigations; our ability to obtain insurance coverage on terms that are favorable or consistent with our expectations; the impact of any breaches in data security or other disturbances to our information technology and other networks; the impact of amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; our ability to attract and retain key personnel and qualified shipboard crew, maintain good relations with employee unions, maintain or renegotiate our collective bargaining agreements on favorable terms and prevent any disruptions in work; changes involving the tax, environmental, health, safety, security and other regulatory regimes in which we operate; increases in our future fuel costs related to implementing IMO regulations, which require the use of higher priced low sulfur fuels in certain cruising areas; the implementation of regulations in the U.S. requiring U.S. citizens to obtain passports for travel to additional foreign destinations; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Reports on Form 10-K filed by each of Norwegian Cruise Line Holdings Ltd. ("NCLH") and NCL Corporation Ltd. ("NCLC") with the SEC and subsequent filings by NCLH and NCLC. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. In addition, certain financial measures in this website constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on the Company's web site at www.investor.ncl.com.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013

Revenue
Passenger ticket	$ 458,490	$ 358,928
Onboard and other	205,538	168,703
Total revenue	664,028	527,631
Cruise operating expense
Commissions, transportation and other	116,810	94,579
Onboard and other	47,924	42,371
Payroll and related	99,066	74,039
Fuel	79,040	72,498
Food	37,683	29,962
Other	65,387	49,240
Total cruise operating expense	445,910	362,689
Other operating expense
Marketing, general and administrative	83,389	85,206
Depreciation and amortization	61,640	48,748
Total other operating expense	145,029	133,954
Operating income	73,089	30,988
Non-operating income (expense)
Interest expense, net	(31,172)	(127,656)
Other income	388	1,364
Total non-operating income (expense)	(30,784)	(126,292)
Net income (loss) before income taxes	42,305	(95,304)
Income tax benefit (expense)	9,387	(2,196)
Net income (loss)	51,692	(97,500)
Net income (loss) attributable to non-controlling interest	425	(1,105)
Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ 51,267	$ (96,395)

Weighted-average shares outstanding
Basic	205,163,256	198,350,433
Diluted	211,013,814	198,350,433

Earnings (loss) per share
Basic	$ 0.25	$ (0.49)
Diluted	$ 0.24	$ (0.49)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2014	2013

Net income (loss)	$ 51,692	$ (97,500)
Other comprehensive loss :
Shipboard Retirement Plan	94	117
Cash flow hedges:
Net unrealized loss	(15,356)	(19,696)
Amount realized and reclassified into earnings	153	(1,836)
Total other comprehensive loss	(15,109)	(21,415)
Total comprehensive income (loss)	36,583	(118,915)
Comprehensive income (loss) attributable to non-controlling interest	288	(1,595)
Total comprehensive income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ 36,295	$ (117,320)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$ 64,760	$ 56,467
Accounts receivable, net	18,000	18,260
Inventories	48,106	43,715
Prepaid expenses and other assets	56,359	64,482
Total current assets	187,225	182,924

Property and equipment, net	6,327,263	5,647,670
Goodwill and tradenames	611,330	611,330
Other long-term assets	193,081	209,054
Total assets	$ 7,318,899	$ 6,650,978
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$ 363,697	$ 286,575
Accounts payable	79,590	86,788
Accrued expenses and other liabilities	244,884	253,752
Due to affiliate	36,783	36,544
Advance ticket sales	531,936	411,829
Total current liabilities	1,256,890	1,075,488
Long-term debt	3,290,493	2,841,214
Due to affiliate	55,269	55,128
Other long-term liabilities	46,282	47,882
Total liabilities	4,648,934	4,019,712
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 205,236,705 and 205,160,340 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	205	205
Additional paid-in capital	2,812,641	2,822,864
Accumulated other comprehensive income (loss)	(31,662)	(16,690)
Retained earnings (deficit)	(146,204)	(197,471)
Total shareholders' equity controlling interest	2,634,980	2,608,908
Non-controlling interest	34,985	22,358
Total shareholders' equity	2,669,965	2,631,266
Total liabilities and shareholders' equity	$ 7,318,899	$ 6,650,978

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities
Net income (loss)	$ 51,692	$ (97,500)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	69,708	55,480
Loss (gain) on derivatives	(75)	112
Deferred income taxes, net	1,027	2,043
Write-off of deferred financing fees	--	14,042
Share-based compensation expense	1,835	18,753
Changes in operating assets and liabilities:
Accounts receivable, net	260	1,675
Inventories	(4,391)	(2,610)
Prepaid expenses and other assets	(6,476)	488
Accounts payable	(7,198)	(11,427)
Accrued expenses and other liabilities	3,432	(8,307)
Advance ticket sales	118,320	109,346
Net cash provided by operating activities	228,134	82,095
Cash flows from investing activities
Additions to property and equipment	(746,310)	(85,152)
Net cash used in investing activities	(746,310)	(85,152)
Cash flows from financing activities
Repayments of long-term debt	(258,125)	(1,093,009)
Repayments to Affiliate	--	(79,651)
Proceeds from long-term debt	784,451	744,525
Proceeds from the issuance of ordinary shares, net	--	473,017
Proceeds from the exercise of share options	340	--
Deferred financing fees and other	(197)	(6,124)
Net cash provided by financing activities	526,469	38,758
Net increase in cash and cash equivalents	8,293	35,701
Cash and cash equivalents at beginning of the period	56,467	45,500
Cash and cash equivalents at end of the period	$ 64,760	$ 81,201

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended March 31,
		2014	2013

Passengers carried		507,272	368,010
Passenger Cruise Days		3,075,402	2,528,192
Capacity Days		2,895,984	2,351,299
Occupancy Percentage		106.2%	107.5%

Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended March 31,
	2014	2014 Constant Currency	2013

Passenger ticket revenue	$ 458,490	$ 459,348	$ 358,928
Onboard and other revenue	205,538	205,602	168,703
Total revenue	664,028	664,950	527,631
Less:
Commissions, transportation and other expense	116,810	117,034	94,579
Onboard and other expense	47,924	47,988	42,371
Net Revenue	$ 499,294	$ 499,928	$ 390,681

Capacity Days	2,895,984	2,895,984	2,351,299

Gross Yield	$ 229.29	$ 229.61	$ 224.40
Net Yield	$ 172.41	$ 172.63	$ 166.16

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended March 31,
	2014	2014 Constant Currency	2013
Total cruise operating expense	$ 445,910	$ 445,756	$ 362,689
Marketing, general and administrative expense	83,389	83,026	85,206
Gross Cruise Cost	529,299	528,782	447,895
Less:
Commissions, transportation and other expense	116,810	117,034	94,579
Onboard and other expense	47,924	47,988	42,371
Net Cruise Cost	364,565	363,760	310,945
Less: Fuel expense	79,040	79,040	72,498
Net Cruise Cost Excluding Fuel	285,525	284,720	238,447
Less: Other (1)	4,551	4,551	18,527
Adjusted Net Cruise Cost Excluding Fuel	$ 280,974	$ 280,169	$ 219,920

Capacity Days	2,895,984	2,895,984	2,351,299

Gross Cruise Cost per Capacity Day	$ 182.77	$ 182.59	$ 190.49
Net Cruise Cost per Capacity Day	$ 125.89	$ 125.61	$ 132.24
Net Cruise Cost Excluding Fuel per Capacity Day	$ 98.59	$ 98.32	$ 101.41
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$ 97.02	$ 96.74	$ 93.53

(1) Consists of expenses incurred from our Secondary Offering and non-cash compensation, of which 2013 includes $18.5 million of non-cash share-based compensation related to the IPO.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended March 31,
	2014	2013

Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ 51,267	$ (96,395)
Net income (loss) attributable to non-controlling interest	425	(1,105)
Net income (loss)	51,692	(97,500)
Non-cash compensation (1)	2,674	18,527
Expenses related to debt prepayments (2)	--	90,505
Other (3)	(4,808)	1,376
Adjusted Net Income	$ 49,558	$ 12,908

Diluted weighted-average shares outstanding - Net income (loss)	211,013,814	198,350,433	(4)
Diluted weighted-average shares outstanding - Adjusted Net Income	211,013,814	204,524,565
Diluted earnings (loss) per share	$ 0.24	$ (0.49)
Adjusted EPS	$ 0.23	$ 0.06

(1) 2013 includes non-cash share-based compensation related to the IPO.
(2) Consists of premiums, write-offs of deferred fees and other expenses related to prepayments of debt.
(3) 2014 includes a tax benefit of $6.7 million from a change in estimate of tax provision associated with a change in our corporate entity structure and expenses related to the Secondary Offering. 2013 includes tax expense related to the IPO and debt prepayments.
(4) Due to a net loss, excludes 6,174,132 shares, as including these would be antidilutive.

EBITDA and Adjusted EBITDA was calculated as follows (in thousands):

	Three Months Ended March 31,
	2014	2013

Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ 51,267	$ (96,395)
Interest expense, net	31,172	127,656
Income tax (benefit) expense	(9,387)	2,196
Depreciation and amortization expense	61,640	48,748
EBITDA	134,692	82,205
Net income (loss) attributable to non-controlling interest	425	(1,105)
Other income	(388)	(1,364)
Other (1)	4,551	20,024
Adjusted EBITDA	$ 139,280	$ 99,760

(1) Consists of expenses incurred from our Secondary Offering and non-cash compensation, of which 2013 includes $18.5 million of non-cash share-based compensation related to the IPO.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):

	March 31, 2014	December 31, 2013
Long-term debt, net of current portion	$ 3,290,493	$ 2,841,214
Current portion of long-term	363,697	286,575
Total debt	3,654,190	3,127,789
Less: Cash and cash equivalents	64,760	56,467
Net Debt	3,589,430	3,071,322
Total shareholders' equity	2,669,965	2,631,266
Net Debt and shareholders' equity	$ 6,259,395	$ 5,702,588
Net Debt-to-Capital	57.3%	53.9%

Adjusted Free Cash Flow was calculated as follows (in thousands):

	Three Months Ended March 31,
	2014	2013

Net cash provided by operating activities	$ 228,134	$ 82,095
Less: Capital expenditures for ship construction	(714,651)	(67,264)
Less: Capital expenditures for business enhancements and other	(31,659)	(17,888)
Free Cash Flow	(518,176)	(3,057)
Proceeds from ship construction financing facilities	660,430	40,172
Fees related to debt prepayment	--	76,463
Adjusted Free Cash Flow	$ 142,254	$ 113,578
CONTACT: Investor Relations Contact
         Andrea DeMarco
         (305) 468-2463
         InvestorRelations@ncl.com

         Media Contact
         AnneMarie Mathews
         (305) 436-4799
         PublicRelations@ncl.com